CTG

Host:  James Boldt

April 27, 2006/11:00 a.m. EDT

CTG

April 27, 2006

11:00 a.m. EDT

Moderator

Ladies and gentlemen, thank you for standing by and welcome to the CTG First Quarter Earnings Conference Call.  At this time all participants are in a listen-only mode.  Later we will open up the lines for questions and answers.  As a reminder, this call today will be recorded.

At this time I’d like to turn the conference over to your host, James Boldt.  Please go ahead.

J. Boldt

Good morning, everyone.  This is Jim Boldt.  I want to thank you for joining us this morning for our first quarter 2006 earnings conference call.  Joining me is our interim CFO, Brendan Harrington.  As to the format of the call this morning, I’m going to begin with a review of our financial results and then talk about the trends that we saw in the first quarter, as

CTG

Host:  James Boldt

April 27, 2006/11:00 a.m. EDT

well as what we anticipate in the second quarter and remainder of 2006.  Then we’ll open the call for questions.

Before I begin I want to mention that statements made in the course of this conference call that state the company’s or management’s intentions, hopes, beliefs, expectations, and predictions of the future are forward-looking statements.  It’s important to note that the company’s actual results could differ materially from those projected.  Additional information concerning factors that could cause actual results to differ from those in the forward-looking statements is contained in our press releases and from time to time in the company’s Securities and Exchange Commission filings.

For the first quarter of 2006, CTG’s revenues were $83.6 million.  Net income was $787,000 and cash and net income per diluted share were $0.05.  Revenues increased 22% in the quarter, while net income increased by 63%.  Under the accounting rules that went into effect on January 1, 2006, the first quarter net income includes a $90,000 after-tax, non-cash charge for equity compensation.

CTG

Host:  James Boldt

April 27, 2006/11:00 a.m. EDT

Revenues from IBM were $31.6 million in the first quarter of 2006 as compared to $21.8 million in the first quarter of 2005.  Quarterly revenues from our European operations were $14.2 million in the 2006 quarter, an increase of 10.6% from the $12.8 million recorded in last year’s first quarter.  If there had been no change in the exchange rates, the revenue increase would have been 20.4%.  Once again, our testing offering did very well in Europe in the first quarter.

On the balance sheet, our days sales outstanding decreased to 57 days from 88 days in the first quarter of 2005, largely as a result of our previously announced change to a cash discount option with a significant customer.  Our cash provided by operations was approximately $25.3 million in the quarter.  We had $539,000 in capital expenditures and recorded depreciation expense of $647,000 in the first quarter.

As previously announced on May 12, 2005, the board of directors authorized the repurchase of an additional one million shares of company stock.  During the quarter, while adhering to the SEC imposed volume limitations, we repurchased 81,600 shares of CTG common stock.  That’s a lower level than repurchased in the last three quarters, as we were in a blackout period, where we did not repurchase our stock until our year-end

CTG

Host:  James Boldt

April 27, 2006/11:00 a.m. EDT

audit was completed in mid-March. We expect to continue our repurchase program in the second quarter of 2006.

We’re pleased with our first quarter performance as we achieved a 22% increase in our revenues and despite the new requirement to expense stock options, a 63% increase in profitability.  The month of March was stronger than expected, both on the staffing and solution sides of the business, which caused our revenues to be slightly above our guidance for the quarter and our earnings per share to be at the high-end of our range.  As to our total employment, we added 100 employees to our headcount during the quarter, bringing our total employment to 3,700 employees at quarter’s end.

As to the individual business units, our strategic staffing business clearly had a good first quarter.  Overall demand for staffing continues to increase, and we’re in the process of adding about 10% more to the number of recruiters in our strategic staffing group to deal with the increasing number of requirements.

As to our solutions business, while it’s not back to what we would consider our normal market, we continue to see an increase in demand for

CTG

Host:  James Boldt

April 27, 2006/11:00 a.m. EDT

some of the high growth solutions that we focused on.  The areas of greatest demand include testing and information security in our life sciences, financial services, and general industry markets.  In our healthcare vertical, demand is strong for clinical transformation projects, as well as transitional outsourcing from clients installing new software.

With respect to the National Healthcare System Project in the U.K. it’s progressing as we expected.

As to the second quarter of 2006, we’re forecasting revenues in the range of $85 million to $88 million, an increase of 17% to 21% over the second quarter of 2005.  We believe that cash earnings in the second quarter of 2006 to be in the range of $0.05 to $0.07 per share, and the GAAP earnings will be in the $0.04 to $0.06 per share range in the second quarter.

You saw in our news release, we’ve increased our guidance for the entire year.  We now expect revenues in 2006 to be in the range of $340 million to $352 million, 15% to 20% above 2005.  Before an anticipated non-cash charge for equity compensation, we expect 2006 cash earnings to be in the range of $0.21 to $0.26 per diluted share.  After the non-cash charge, we

CTG

Host:  James Boldt

April 27, 2006/11:00 a.m. EDT

expect 2006 diluted net income per share to be in the range of $0.19 to $0.23.  The increase in our guidance reflects the increasing requirements for staffing and the improving demand for some of our targeted solutions.

As we discussed in our 2005 fourth quarters earnings release, we availed ourselves of a cash discount payment option with a significant customer in the first quarter of 2006.  As a result, our debt which had been over $23 million at the end of last year, was under $1 million at the end of the first quarter.  We ended the first quarter on a day that was between or biweekly payrolls, as those payrolls currently run at approximately $9 million, we anticipate that our debt at the end of each of the quarters in 2006 will range between zero and $10 million.

One of the topics for conversation on this call during the last year has been our operating margin.  On this call a year ago, we said that we expected our operating margins to be at 2.5% in the first quarter of 2006.  We’ve had two changes that make our financial statements non-comparable to last year.  The rest was a cash discount, which, effectively moved approximately $400,000 interest expense to a reduction of revenue.  The second was the accounting change that required us to expense equity compensation.  Equity compensation was $120,000 pre-tax charge in the

CTG

Host:  James Boldt

April 27, 2006/11:00 a.m. EDT

quarter.  When you adjust for those two changes, our operating margins in the first quarter of 2006 was 2.5%, exactly what we’d forecast a year ago.

If you step back and look at what’s happened in our business over the last several years in the second quarter of 2004, we announced that demand for the staffing side of our business had come back, and that we were going to invest in recruiters to capitalize on the change in the market.  Those investments drove our 24% revenue growth in 2005.

On the third quarter conference call last year, we indicated that we saw an increase in demand for certain of our newer solutions.  As a consequence of that demand, starting in the fourth quarter of 2005, we took a portion of the additional income that we generated from the staffing business and invested in additional solution sales and sales support personnel.  The solutions generally have a three to 12-month-sales cycle.  We’re beginning to see the favorable results of those investments now supporting our goal of increasing CTG’s mix of higher margin solutions business.

As we’ve said before, another one of CTG’s long-term goals is to grow faster than the IT services industry with a 24% revenue growth in 2005

CTG

Host:  James Boldt

April 27, 2006/11:00 a.m. EDT

and an expected revenue growth of 15% to 20% in 2006.  We’re well on our way to achieving that goal.

With that, I’d like to open the call for questions if there are any.  Operator, would you please manage our question and answer period?

Moderator

Yes.  I’m sorry.  Mr. Boldt, at this time we do not have any questions in queue.

J. Boldt

Well, with no questions this morning, you’ve made my job very easy.  I’d like to thank you for your continued support and for joining us this morning.  Have a great day.

Moderator

Ladies and gentlemen, this conference will be made available for replay starting today at 12:45 and ending at midnight on May 1st.   If you wish to hear the replay, please dial 1-800-475-6701.  International parties can dial (320) 365-3844.  The access code for this call today is 816208.

This does conclude our conference for today.  Thank you for your participation and thank you for using AT&T Executive Teleconference.  You may now disconnect.